Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D, and any and all amendments thereto, with regard to the beneficial ownership of Class A Common Shares, $5.00 par value, of Media General, Inc., a Virginia corporation, and further agree that this Joint Filing Agreement be included as an exhibit to any such joint filing. In evidence thereof the undersigned hereby execute this Agreement as of the 5th day of September, 2007.

By:	/S/ J. STEWART BRYAN III
J. Stewart Bryan III

D. TENNANT BRYAN MEDIA TRUST

By:	/S/ J. STEWART BRYAN III
J. Stewart Bryan III Trustee